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                                                                   EXHIBIT 99.53

   Implementation Supplement to Employment Agreement, dated April 19, 1997, between AST Research, Inc. and Safi U. Qureshey

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               IMPLEMENTATION SUPPLEMENT TO EMPLOYMENT AGREEMENT

     This Implementation Supplement to Employment Agreement is dated April 19, 1997, and is by and between AST Research, Inc. and Safi U. Qureshey, and concerns the Employment Agreement (hereinafter "Employment Agreement") dated July 27, 1993 and the Amendment to and Clarification of Employment Agreement dated February 27, 1995. The parties agree as follows:

     1.   Section 12(b) of the Employment Agreement, which states as follows:
"During the benefit period of five (5) years following the Date of Termination, the Company shall allow Executive the continued use of a Company automobile on the same terms that existed prior to the Date of Termination for the five (5) years following the Date of Termination; and upon expiration of the five (5) year benefit period, the Company shall transfer to Executive clear title to the automobile being driven by Executive with sales or use taxes fully paid by the Company." is deleted and replaced by the following:

     During the period of May 1, 1997 through January 31, 2002, the Company shall pay to Executive the amount of $1,000 per month. The Company shall, on May 1, 1997, transfer to the Executive the title and ownership of a 1994 Chrysler Concorde automobile currently being driven by the Executive, and the parties agree that the value of the automobile is $13,964.00. The Automobile is transferred AS IS and WITH ALL FAULTS, without any warranty of any kind by the Company.

     2.   Section 12(d) of the Employment Agreement, which states as follows:
"During the benefit period of five (5) years following the Date of Termination, the Company shall provide Executive with an office and secretarial services in Irvine, California, equivalent to those being provided to Executive in his current Irvine, California, office." is deleted and replaced by the following:

     Commencing on May 1, 1997, the Company shall pay the Executive the monthly amount of $9,000 through January 31, 2002. The Executive agrees to vacate, by May 1, 1997, the current office being used by him in the Company facility. The Company shall, on May 1, 1997, transfer to the Executive the title and ownership of the following furniture currently being used by Executive and the assistant to the Executive: one executive desk, one executive chair, two visitor chairs, one large credenza/computer table, one small credenza/file, two book cases, one sofa, one love seat/chair, one coffee table, one conference table, four conference table chairs, one television, one television table/end table, one small refrigerator, one computer, one fax machine, one white board, two deluxe speaker telephones, one small volume copier, one executive secretarial desk, one executive secretary chair, one visitor chair, two book cases, two large credenzas, one large credenza/hutch, two small credenzas/file, one computer table, one computer, one printer, one deluxe secretarial/speaker telephone. The parties agree that the value of the furniture is $5,441.80. The furniture is transferred AS IS and WITH ALL FAULTS, without any warranty of any kind by the Company.

3. In respect to the delay by the Company of a payment made on April 12, 1997 under the severance Agreement dated February 15, 1991, as amended, the Company agrees to pay to the Executive, by April 25, 1997, the amount of

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$20,000, from which government required withholding may be deducted.  The
Executive agrees to return that portion of the April 19, 1997 payment that was inadvertantly not withheld for government required withholding by the Company. The Company agrees that all of such amount returned by the Executive pursuant to this paragraph shall be paid to governments as withholding for the benefit of the Executive.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Implementation Supplement to Employment Agreement as of April 19, 1997.


EXECUTIVE:                            AST RESEARCH, INC.:

By:  /s/ SAFI U. QURESHEY             By:  /s/ RANDALL G. WICK
   -----------------------------         -----------------------------
   SAFI U. QURESHEY                      RANDALL G. WICK
                                         Vice President


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